UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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NOVUS CAPITAL CORPORATION
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NOVUS CAPITAL CORPORATION

8556 Oakmont Lane
Indianapolis, IN 46260

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON JANUARY 29, 2021

To the Stockholders of Novus Capital Corporation:

NOTICE IS HEREBY GIVEN that a special meeting of stockholders (the “special meeting”) of Novus Capital Corporation, a Delaware corporation (“Novus,” “we,” “our” or “us”), will be held on Friday, January 29, 2021, at 10:00 a.m., Eastern time, via live webcast at the following address: https://www.cstproxy.com/novuscapitalcorp/sm2020. You are cordially invited to attend the special meeting for the following purposes:

•	The “Business Combination Proposal” — To consider and vote upon a proposal to approve and adopt the Business Combination Agreement, dated as of September 28, 2020 (as may be amended from time to time, the “Business Combination Agreement”), by and among Novus, AppHarvest, Inc., a Delaware public benefit corporation (“AppHarvest”), and ORGA, Inc., a Delaware corporation (“Merger Sub”), and the transactions contemplated thereby, pursuant to which Novus will issue shares of common stock of Novus (“Novus Common Stock”) to holders of common stock of AppHarvest and AppHarvest will merge with and into Merger Sub, with AppHarvest surviving the merger and becoming a wholly-owned direct subsidiary of Novus (collectively with the other transactions described in the Business Combination Agreement, the “Business Combination”).

•	The “Charter Proposals” — To consider and vote upon amendments to Novus’s amended and restated certificate of incorporation. The proposed amendments detailed below will be voted on separately and are collectively referred to as the “Charter Proposals.”

•	Name Change Charter Amendment — to change Novus’s name to “AppHarvest, Inc.;” and

•	Public Benefit Charter Amendment — to designate Novus as a public benefit corporation and identify its public benefit as (i) empowering individuals in Appalachia, (ii) driving positive environmental change in the agriculture industry and (iii) improving the lives of the company’s employees and the community at large; and

•	Authorized Share Charter Amendment — to increase the number of authorized shares of Novus’s common stock and “blank check” preferred stock; and

•	Board Composition Charter Amendment — to change the classified board of directors to a single class board; and

•	Actions by Stockholders Charter Amendment — to require that stockholders only act at annual and special meeting of the corporation and not by written consent; and

•	Corporate Opportunity Charter Amendment — to eliminate the current limitations in place on the corporate opportunity doctrine; and

•	Voting Thresholds Charter Amendment — to increase the required vote thresholds for approving amendments to the certificate of incorporation and bylaws to 662∕3%; and

•	Additional Charter Amendment — to approve all other changes including eliminating certain provisions related to special purpose acquisition corporations that will no longer be relevant following the closing of the Business Combination (the “Closing”).

•	The “Equity Incentive Plan Proposal”— To consider and vote upon the adoption of AppHarvest, Inc. 2021 Equity Incentive Plan (“the 2021 Plan’’) established to be effective after the Closing to assist Novus, immediately upon consummation of the Business Combination (“the Combined Company’’) in retaining the services of eligible employees, to secure and retain the services of new employees and to provide incentives for such persons to exert maximum efforts for the Combined Company’s success.

•	The “Employee Stock Purchase Plan Proposal” — To consider and vote on the adoption of the Employee Stock Purchase Plan (the “ESPP”) to give an opportunity to purchase shares of Combined Company Common Stock following the Closing, to assist the Combined Company in retaining the services of eligible employees, to secure and retain the services of new employees and to provide incentives for such persons to exert maximum efforts for the Combined Company’s success.

•	The “Nasdaq Proposal”— To consider and vote upon a proposal to (i) issue Novus Common Stock to (a) AppHarvest’s stockholders as a result of the Merger pursuant to the Business Combination Agreement, (b) the investors in the PIPE (as defined in the Business Combination Agreement) and (c) the holders of the AppHarvest Interim Period Convertible Notes (as defined in the Business Combination Agreement); (ii) issue equity awards under the 2021 Plan and ESPP if such plans are approved in accordance with Proposal 3 (Equity Incentive Plan Proposal) and Proposal 4 (Employee Stock Purchase Plan Proposal); and (iii) adopt the 2021 Plan and ESPP.

•	The “Adjournment Proposal”— a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the special meeting, there are not sufficient votes to approve one or more proposals presented to stockholders for vote.

In light of the ongoing health concerns relating to the COVID-19 pandemic and to best protect the health and welfare of Novus’s stockholders and personnel, the special meeting will be held completely virtual, conducted only via webcast at the following address: https://www.cstproxy.com/novuscapitalcorp/sm2020. There will be no physical meeting location. Stockholders are nevertheless urged to vote their shares by completing, signing, dating and returning the proxy card in the pre-addressed postage-paid envelope, which will accompany the proxy statement/prospectus which will be mailed to you.

Pursuant to Novus’s amended and restated certificate of incorporation, Novus is providing the holders of shares of Novus Common Stock originally sold as part of the units issued in its initial public offering (the “IPO” and such holders, the “Public Stockholders”) with the opportunity to redeem, upon the Closing, shares of Novus Common Stock then held by them for cash equal to their pro rata share of the aggregate amount on deposit (as of two business days prior to the Closing) in the trust account (the “Trust Account”) that holds the proceeds (including interest not previously released to Novus to pay its income taxes or any other taxes payable) from the IPO and a concurrent private placement of warrants to the initial stockholders of Novus listed on Schedule C of the Business Combination Agreement (“Novus Initial Stockholders’’) and EarlyBirdCapital, Inc. (together with the Novus Initial Stockholders, the “Founders”). For illustrative purposes, based on the fair value of cash and marketable securities held in the Trust Account as of September 30, 2020 of approximately $100.0 million, the estimated per share redemption price would have been approximately $10.00. Public stockholders may elect to redeem their shares whether or not they are holders as of the record date and whether or not they vote for the Business Combination Proposal. Holders of Novus’s outstanding warrants sold in the IPO, which are exercisable for shares of Novus Common Stock under certain circumstances, do not have redemption rights in connection with the Business Combination. The Founders have agreed to waive their redemption rights in connection with the consummation of the Business Combination with respect to their respective Founder’s shares (but not with respect to any shares of Novus Common Stock purchased in the PIPE or in the open market), and such Founder’s shares will be excluded from the pro rata calculation used to determine the per share redemption price. As of December 29, 2020, the record date for the special meeting of stockholders (the “Record Date”), the Founders, including Novus’s officers and directors, owned approximately 21% of outstanding Novus Common Stock. The Novus Initial Stockholders, including Novus’s officers and directors, have agreed to vote any shares of Novus Common Stock owned by them in favor of the Business Combination.

Novus may not consummate the Business Combination unless the Business Combination Proposal, each of the Charter Proposals, the Equity Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal and the Nasdaq Proposal are approved at the special meeting, each of which is conditioned upon all such proposals having been approved at the special meeting. The approval of the Business Combination Proposal and the Nasdaq Proposal requires the affirmative vote (virtually in person or by proxy) of holders as of the Record Date of a majority of the then outstanding shares of Novus Common Stock entitled to vote thereon at the special meeting. The approval of each of the Charter Proposals, the Equity Incentive Plan Proposal and the Employee Stock Purchase Plan Proposal requires that the holders of a majority of the shares of Novus Common Stock represented in person online or by proxy and voted thereon at the special meeting vote “FOR” each such proposal. The Adjournment Proposal is not conditioned on the approval of any other Stockholder Proposal set forth in the proxy statement/prospectus which will be mailed to you.

Your attention is directed to the proxy statement/prospectus which will be mailed to you (including the financial statements and annexes attached thereto) for a more complete description of the proposed Business Combination and related transactions and each of the proposals. We encourage you to read this proxy statement/prospectus carefully. If you have any questions or need assistance voting your shares, please call our proxy solicitor, Morrow Sodali at (800) 662-5200.

By Order of the Board of Directors,

/s/ Larry M. Paulson
Larry M. Paulson Chief Executive Officer

January 8, 2021